EXHIBIT A

Directors and Executive Officers of CenterPoint Energy, Inc.

Name	Principal Occupation	Citizenship
David J. Lesar	President, Chief Executive Officer and Director	United States
Milton Carroll	Executive Chairman of the Board of Directors	United States
Leslie D. Biddle	Director	United States
Earl M. Cummings	Director	United States
Scott J. McLean	Director	United States
Martin H. Nesbitt	Director	United States
Theodore F. Pound	Director	United States
Susan O. Rheney	Director	United States
Phillip R. Smith	Director	United States
Barry T. Smitherman	Director	United States
Jason P. Wells	Executive Vice President and Chief Financial Officer	United States
Kristie L. Colvin	Senior Vice President and Chief Accounting Officer	United States
Scott E. Doyle	Executive Vice President, Natural Gas Distribution	United States
Gregory E. Knight	Executive Vice President, Customer Transformation & Business Services	United States
Monica Karuturi	Senior Vice President and General Counsel	United States
Kenneth M. Mercado	Senior Vice President—Electric Operations & Technology	United States
Lynne Harkel-Rumford	Senior Vice President and Chief Human Resources Officer	United States
Jason M. Ryan	Senior Vice President, Regulatory Services & Government Affairs	United States

Directors and Executive Officers of CenterPoint Energy Midstream, Inc.

Name	Principal Occupation	Citizenship
Jason P. Wells	President and Director	United States
Kristie L. Colvin	Vice President	United States
Monica Karuturi	Vice President	United States